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                                                                    EXHIBIT 12.1

 STATEMENT RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED
                          STOCK DIVIDEND REQUIREMENTS

        FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, 1993, 1992 AND 1991
              AND FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

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                                                                                              SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                         JUNE 30,
                                    ----------------------------------------------------     ------------------
                                     1991       1992       1993       1994        1995        1995       1996
                                    -------    -------    -------    -------    --------     -------    -------
                                                              (DOLLARS IN THOUSANDS)
Pre-tax earnings from continuing
  operations......................  $22,761    $28,797    $50,724    $58,581    $ 94,995     $40,898    $67,989
Adjustments to earnings:
  Fixed charges...................   25,635     20,903      9,656     20,641      23,236      11,867     12,503
  Interest capitalized............
  Preferred stock dividend
    requirements of majority owned
    subsidiaries..................
  Equity in undistributed earnings
    of 50% or less owned
    subsidiaries..................                                                  (910)     (3,264)    (8,407)
                                    -------    -------    -------    -------    --------     -------    -------
         Total earnings and fixed
           charges................  $48,396    $49,700    $60,380    $79,222    $117,321     $49,501    $72,085
                                    =======    =======    =======    =======    ========     =======    =======
Fixed charges:
  Interest expensed...............  $23,274    $16,246    $ 6,301    $17,403    $ 18,729     $ 9,719    $ 9,697
  Amortization of deferred debt
    cost and original issue
    discount......................               1,375      1,160        871       1,051         287        681
  Rental expense..................    2,361      3,282      2,195      2,367       3,456       1,861      2,125
                                    -------    -------    -------    -------    --------     -------    -------
         Total fixed charges......  $25,635    $20,903    $ 9,656    $20,641    $ 23,236     $11,867    $12,503
                                    =======    =======    =======    =======    ========     =======    =======
Preferred stock dividend
  requirements:
  Preferred stock dividends.......  $ 3,052    $ 2,903               $ 1,151    $  6,540     $ 1,725    $ 5,400
  Gross-up for taxes..............    2,589      1,728                   664       3,265         889      2,569
                                    -------    -------               -------    --------     -------    -------
         Total preferred stock
           dividend
           requirements...........  $ 5,641    $ 4,631               $ 1,815    $  9,805     $ 2,614    $ 7,969
                                    =======    =======               =======    ========     =======    =======
Ratio of earnings to fixed
  charges.........................     1.89x      2.38x      6.25x      3.84x       5.05x       4.17x      5.77x
                                    =======    =======    =======    =======    ========     =======    =======
Combined ratio of earnings to
  fixed charges and preferred
  stock dividend requirements.....     1.55x      1.95x      6.25x      3.53x       3.55x       3.42x      3.52x
                                    =======    =======    =======    =======    ========     =======    =======
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